EXHIBIT 10.33

                 CONSOLIDATED FREIGHTWAYS, INC.

           EXECUTIVE SPLIT-DOLLAR LIFE INSURANCE PLAN

                    Effective January 1, 1994

                            Preamble

     Consolidated Freightways, Inc. established the Executive Split-Dollar Life Insurance Plan, effective January 1, 1994, for the purpose of providing life insurance for certain valuable employees of the Company while they are employed and into their retirement years. The Company reserves the right to determine those employees eligible to participate in the Plan.

                            SECTION 1

                           Definitions

     Annual Compensation means the weekly salary of a Participant as determined by using week 1 payroll processing for the calendar year multiplied by 52. Annual Compensation does not include any payments made under the Employer's Incentive Compensation Plan, or any other bonus plan. Annual Compensation is used to determine the initial Face Value of the Policy.

     Beneficiary means the person or persons who are to receive benefits after the death of the participant.

     Board of Directors means the Board of Directors of the Company or any committee to which the Board of Directors specifically delegates any authority granted to it under the Plan.

     Cash Surrender Value of the Policy means the cash value of the Policy, plus the cash value of any paid-up additions, plus any dividend accumulations and unpaid dividends, less any policy loan balance.

     Cash Value of the Policy means the cash value as illustrated in the table of values shown in the Policy plus the cash value of any paid up additions credited to the Policy.

     Committee means the Pension and Employee Benefits Committee.

     Company means Consolidated Freightways, Inc., a Delaware corporation.

     Current Loan Value of the Policy means the loan value of the Policy reduced by any outstanding policy loan balance.


     Disability means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

     Early Retirement has the same meaning as defined in the Retirement Plan.

     Early Retirement Age means the day on which a Participant attains age 55.

     Effective Date means January 1, 1994 with respect to the Executive Split-Dollar Life Insurance Plan.

     Eligible Spouse means that spouse to whom a Participant is married on the date of his death. To the extent provided under a "qualified domestic relations order," the term Eligible Spouse shall mean a former spouse in place of the participant's current spouse.

     Employee means a person employed by the Employer, any portion of whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by an Employer, as well as any other person qualifying as a common law employee of an Employer.

     Employer means the Company or any subsidiary thereof who has adopted the Plan.

     Employer's Interest in the Policy means the Employer's accumulated premium payments less the accumulated amount reimbursed by the Participant and less any Policy loan balance.

     Equivalent Compensation means Annual Compensation indexed by
     5% compounded annually, except in the third through fifth years where indexing is 33 1/3% annually.

     ERISA means the Employee Retirement Income Security Act of
     1974, as amended from time to time.

     Face Value means the amount of life insurance indicated on an individual Policy or as indexed within the Policy.

     Incentive Compensation Plan means the short-term annual incentive bonus plan or plans adopted by an Employer from time to time.

     Insurer means The Northwestern Mutual Life Insurance Company.

     Loan Value of the Policy means the amount which with loan interest will equal the Cash Value of the Policy and of any paid-up additions on the next loan interest due date or on the next premium due date whichever is the smaller amount.

     Normal Retirement has the same meaning as defined in the Retirement Plan.

     Normal Retirement Age means the day on which the Participant attains age 65.

     Participant means an Employee selected by the Committee who elects to enroll in the Plan.

     Plan means the Consolidated Freightways, Inc. Executive Split-Dollar Life Insurance Plan set forth herein, and as amended from time to time.

     Plan Year means the calendar year.

     Policy means the split-dollar life insurance issued in the name of a Participant.

     Policy Loan Balance means the policy loans outstanding plus interest accrued to date.

     Retirement Plan means the Consolidated Freightways, Inc.
     Retirement Plan, as it may be amended from time to time.

     Severance Date means the earlier of the date a Participant quits, retires, is discharged or dies.

     Masculine pronouns used herein shall include the feminine, the singular number shall include the plural, and the plural shall be read as the singular.

                            SECTION 2

                  Eligibility and Participation

     Only an Employee selected by the Board of Directors or the Committee is eligible to participate in the Plan.

                            SECTION 3

         Allocation of Payment of Premium and Dividends

     Each premium on the policies shall be paid by the Employer as it becomes due. By weekly payroll deduction (over the first 50 pay periods of the Plan Year) the Participant shall reimburse the Employer for a portion of the premium paid by the Employer. The amount of the reimbursement shall equal the value of the economic benefit attributable to the life insurance protection provided to the Participant under the Plan. The value of the economic benefit shall be calculated by using the lower of the Internal Revenue Service table P.S. 58 rates or the Insurer's term rates times the excess of the current death benefit over the Employer's total value of its share of the premium.

     Dividends shall be applied as required according to the Policy form chose by the Company.

                            SECTION 4

                      Assignment of Policy

     The Employee shall be the sole owner of the Policy.  The
     Employee may exercise all rights, options, and privileges of ownership in the Policy except those granted to the Employer in the assignment.

     However, to secure premiums paid by the Employer as described above, the Participant shall execute an assignment of the Policy to the Employer as collateral for amounts to be advanced by the Employer by an instrument of assignment, recorded with the Insurer. The Employer will have those rights in the policy given to it in the assignment, except that the Employer will not surrender the Policy for cancellation except upon expiration of the thirty (30) day period described in Section 11, and except that the Employer will not, without written consent of the Employee, assign its rights in the Policy, other than for the purpose of obtaining a loan against the Policy, to anyone other than the Employee.

     Any payments under the Policy to the Employer in connection with the rights granted to the Employer in the assignment referred to in the prior paragraph shall first be made from Policy cash values attributable to the paid up additional life insurance purchased by Policy dividends. The Employee shall have no interest in the paid up additional life insurance protection except to the extent the death benefit or cash value thereof exceeds the total Employer's share of premiums paid.

                            SECTION 5

                      Disability and Death

     In the event a Participant in the Plan suffers a Disability, the Employer will continue to make premium payments under the Plan. The Participant's reimbursement obligations shall be waived during such time of Disability.

     In the event the Policy becomes a claim by reason of the Participants death, the Employer shall have an interest in the proceeds of the Policy to the total value of its share of the premiums paid under Section 3 of this Plan less any Policy indebtedness to the Insurer. The balance, if any, of the proceeds of the Policy shall be paid directly by the Insurer to the Beneficiary designated by the Participant.


                            SECTION 6

                   Approved Leaves of Absence

     A participant on an approved leave of absence, from the Employer shall be required to reimburse the Company, at least monthly, an amount equal to the economic value of the benefit as determined in Section 3.


                            SECTION 7

                    Possession of the Policy

     A Participant who becomes ineligible to participate in the Plan or who is not selected by the Committee for further participation in the Plan, shall have the right to take possession of his Policy and continue premium payments, if any, directly to the Insurer. The Cash Surrender Value of the Policy, if any, will be reduced by the Employer's Interest in the Policy.

     A Participant who retires from the Employer, as defined in the Retirement Plan, shall be entitled to take possession of his Policy. The Company will continue to make premium payments under the terms of the Policy, if necessary. The Participant's Cash Value of the Policy, if any, will be reduced by the Employer's Interest in the Policy. The Face Value of the Policy available to the retiree should equal the Equivalent Compensation of the Participant calculated as of the beginning of the most recent Plan Year. The Company retains the sole right to maintain a lower amount of insurance.

     At all other times, the Policy will be assigned to the Employer by the Participant in a collateral assignment agreement provided for this purpose.


                            SECTION 8

                              Loans

     The Employer shall have the right to borrow on the Policy up to the lesser of (a) the Employer's Interest in the Policy or
     (b) the Loan Value of the Policy.







                            SECTION 9

          Face Value of the Split-Dollar Life Insurance

     The Company will purchase on behalf of each Participant a Face Value Policy equal to the Annual Compensation of the Participant. In the third through fifth years of the Policy, the face value of the Policy will be increased in approximately equal increments to that the fifth year face value of the Policy will equal twice the Equivalent Compensation of the Participant. In all other years, the Face Value of the Policy will increase at a rate of 5% per annum.

     During the first four years of the Policy, the Company will coordinate benefits under this plan with benefits payable under the Company's Group Life Insurance Plan so that the Participant will continually have a combined life insurance benefit equal to twice the Annual Compensation of the Participant. Upon reaching twice the Equivalent Compensation on the face value of this policy, coverage in the Company's Basic Group Life Insurance Plan will cease. This will not affect the Employee's eligibility to participate in the Company's Optional Group Life Insurance Plan.


                           SECTION 10

                   Obligations of the Insurer

     The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge the Insurer from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or deemed to have notice of the provisions of this Plan.


                           SECTION 11

                    Termination of Agreement

     The agreement entered into between the Employer and the Participant under this Plan may be terminated at any time while the Participant is living by written notice thereof by either the Employer or the Participant to the other; and, in any event, said agreement will terminate at the Participant's Severance Date.

     This agreement may be terminated, by the Employee, subject to the conditions expressed below, with or without the consent of the Employer by giving notice in writing to the Employer. The Employer acknowledges that its present intent is to maintain this agreement with the Employee for the indefinite future but expressly reserves the right to amend or terminate this Plan at any time upon 30 days written notice to the employee if the Employer in good faith determines that such continuation is no longer in its best interest or consistent with its policies. Such amendment or termination, however, shall not reduce or eliminate any benefit or interest that the Employee may have in such Policy subject to the Plan determined as of the effective date of such amendment or termination. In the event that either the Employer or Employee terminates the agreement or it is terminated as of the Employee's Severance Date, the Participant shall take possession of the Policy, and at his discretion, can continue the Policy under the terms and conditions prescribed by the Insurer. The Participant's interest in the Cash Value of the Policy shall be reduced by the Employer's Interest in the Policy in accordance with the collateral assignment agreement.

     In the event of termination of this agreement as provided above, the Employee shall have the right to repay the Employer within 90 days of the date of termination an amount equal to the Employer's share of the premiums paid under the Policy less and Policy indebtedness to the Insurer or other indebtedness secured by the cash value of the Policies. The Employee will be obligated for all future premium payments under the Policy. If the Employee fails to repay the Employer within 90 days of the date of termination of the agreement, Employee shall execute any and all instruments that may be required to vest ownership of said Policy in the Employer.


                           SECTION 12

                        Claiming Benefits

     If the Participant should die while an active Employee, the Retirement Plans Administration Office will notify the Participant's Beneficiary of any necessary documents required. The amount of life insurance payable under the Plan will be paid when the necessary documents have been received and approved. The Retirement Plans Administration Office will file the claim, on behalf of the Beneficiary, with the Insurer.

     If the Participant should die after his Severance Date, but while the Policy remains in force, his Beneficiary should contact the Retirement Plans Administration Office. That office will instruct the Beneficiary on the necessary documents needed to file a claim against the Policy. The Retirement Plan Administration Office will file the claim, on behalf of the Beneficiary, with the Insurer.






                           SECTION 13

                       Denial of a Benefit

     If for any reason a claim for benefits under this Plan is denied by the Employer, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent to the Plan Section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant.

     For this purpose the claimant's claim shall be deemed filed when presented in writing to the Retirement Plans Administration Office, P. O. Box 3680, Portland, OR 97208. The committee's explanation of the denial shall be in writing, delivered to the claimant within 90 days of the date the claim was filed.

     The claimant shall have 60 days following his receipt of the denial of the claim to file with the Committee a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

     The Committee shall decide the issue on review and furnish the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not furnished to the claimant within such 60 days, the claim shall be deemed denied on review.